Exhibit 10.2

SPIRE GLOBAL, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

As Amended, Effective June 13, 2023

Spire Global, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

1.
Effective Date. This Policy became effective upon the consummation of the transactions contemplated by that certain Business Combination Agreement entered into by and among NavSight Holdings, Inc., NavSight Merger Sub Inc., and the Company, dated February 28, 2021, as may be amended from time to time (such transactions, the “Merger,” such date of consummation of the Merger, the “Closing Date,” and the effective date of this Policy, the “Effective Date”). This Policy subsequently was amended on November 9, 2021 and effective June 13, 2023.

2.
Cash Compensation.

2.1
Board Member Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $30,000 (the “Annual Retainer”). There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

2.2
Additional Annual Cash Retainers. Each Outside Director who serves as the chair of a committee of the Board, will be eligible to earn an additional annual fee as follows:

Committee Chair	Annual Cash Fee
Audit	$25,000
Compensation	$15,000
Nominating and Corporate Governance	$ 10,000

Each Outside Director of the Company who serves as a member, but not the chair, of a committee will be eligible to earn an additional annual fee as follows:

Non-Chair Committee Members	Annual Cash Fee
Audit	$15,000
Compensation	$6,500

Nominating and Corporate Governance	$4,000

Further, each Outside Director who serves as the Chairperson of the Board or the Lead Director will be eligible to earn an additional annual fee of $20,000. The additional annual fees in this Section 2.2 are referred to herein as an “Additional Retainer”.

2.3
Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof), or as Chairperson of the Board or Lead Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities.

3.
Equity Compensation in Lieu of Cash. Each Outside Director may elect to receive his or her Annual Retainer and any Additional Retainer (together, the “Cash Retainers”) in the form of Awards of Restricted Stock Units under the Plan in lieu of cash payments of such Cash Retainers (such Awards in lieu of such cash payments, “Retainer Awards,” and such election, a “Retainer Election”), with respect to Board services to be performed in the first Fiscal Year that begins after the calendar year in which the Retainer Election is made. Each Retainer Award will be fully vested as of the date of its grant.

3.1
Retainer Awards. If an Outside Director has elected to convert his or her Cash Retainers into Retainer Awards for a given Fiscal Year, then such Outside Director automatically will be granted a Retainer Award on the first Trading Day immediately following each of the four (4) Fiscal Quarters of such Fiscal Year, provided that such Outside Director remains an Outside Director through the applicable grant date. The number of Shares subject to the Retainer Award to be granted on each such date will be determined by dividing (x) the amount of the Cash Retainer that otherwise would be paid to such Outside Director for Board services provided by such Outside Director during the Fiscal Quarter completed immediately prior to such grant, by (y) the Retainer Stock Price (as defined below) (with the number of Shares subject to the Retainer Award, if any fractional Share results, rounded down to the nearest whole Share). For purposes of this Policy, “Retainer Stock Price” means the closing sales price of a Share on the date of grant of the Retainer Award (or, if no closing sales price was reported on that date, on the last Trading Day such closing sales price was reported) as quoted on the established stock exchange or national market system on which the Shares are listed, as reported in The Wall Street Journal or such other source as the Board (or other Committee (as defined in Section 10), as applicable) deems reliable. Retainer Awards will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below) for use thereunder.

3.2
Retainer Election. Each Retainer Election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) in the form and manner specified by the Board (or other Committee, as applicable). An Outside Director who fails to make a timely Retainer Election will not receive any Retainer Awards for the Fiscal Year to which such Retainer Election otherwise would have applied, and instead will receive the applicable Cash Retainers payable in accordance with Sections 2.1 and 2.2 above.

3.2.1
Annual Election. In any calendar year beginning with 2021, each individual who otherwise is eligible to receive future Cash Retainers may make a Retainer Election with respect to the Cash Retainers payable to such individual for Board services to be performed in the first Fiscal Year that begins after the calendar year in which the Retainer Election is made (an “Annual Election”). The Annual Election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) before 5:00 pm, Pacific Time, on December 31 of such calendar year or such earlier deadline as required by the applicable Annual Election form (the “Annual Election Deadline”), and such Annual Election will become irrevocable as of the Annual Election Deadline.

4.
Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections 4.2 and 4.3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

4.1
No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Section 4 or to determine the number of Shares to be covered by such Awards (except as provided in Sections 4.4.3 and 10 below).

4.2
Initial Awards. Each individual who first becomes an Outside Director following the Effective Date automatically will be granted an award of Restricted Stock Units (an “Initial Award”). The grant date of the Initial Award will be the first Trading Day on or after the date on which such individual first becomes an Outside Director (such first date as an Outside Director, the “Initial Start Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will have an aggregate grant date fair value (determined in accordance with U.S. Generally Accepted Accounting Principles) (the “Value”) of $275,000 (with the number of Shares subject to the Initial Award, if any fractional Share results, rounded down to the nearest whole Share). If an individual was an Inside Director, becoming an Outside Director due to termination of the individual’s status as an Employee will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest in three (3), equal installments on each of the one (1)-year, two (2)-year and three (3)-year anniversaries of the Initial Award’s date of grant (or on the last day of the month, if there is no corresponding day in such month), subject to the Outside Director remaining a Service Provider through the applicable vesting date.

4.2.1
Election to Receive Nonstatutory Stock Option in Lieu of Restricted Stock Units. Before 5:00 pm, Pacific Time, on the day immediately preceding an individual’s Initial Start Date or such earlier deadline as may be established by the Board, the Committee, or their respective designee, as applicable, in its discretion (the “Initial Election Deadline”), such individual who may be granted an Initial Award may elect to receive such award in the form of a Nonstatutory Stock Option, instead of in the form of Restricted Stock Units, pursuant to Section 4.2 above. Any such election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) in the form and manner specified by the Company’s Stock Administration Department (or other Company designee, as applicable), and will become irrevocable effective as of the Initial Election Deadline. Any Initial Award granted to an Outside Director who has failed to make such election timely with respect to his or her Initial Award (if any) in accordance with the terms of this Section will be granted in the form of Restricted Stock Units.
4.3
Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director who has served as an Outside Director for at least six (6) months through the date of such Annual Meeting automatically will be granted an award of Restricted Stock Units (the “Annual Award”) that will have a Value of $175,000 (with the number of Shares subject to the Annual Award, if any fractional Share results, rounded down to the nearest whole Share). The Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date, or (ii) the date of the next Annual Meeting following the grant date, subject to the Outside Director remaining a Service Provider through the applicable vesting date.

4.3.1
Election to Receive Nonstatutory Stock Option in Lieu of Restricted Stock Units. Before the Annual Election Deadline, each individual who otherwise is eligible to receive an Annual Award for the next calendar year may elect to receive the Annual Award to be granted to him or her in the immediately following calendar year in the form of a Nonstatutory Stock Option, instead of in the form of Restricted Stock Units, pursuant to Section 4.3 above (the “Option Annual Election”). Any such Option Annual Election must be delivered to the Company’s Stock Administration Department (or other Company designee, as applicable) in the form and manner specified by the Company’s Stock Administration Department (or other Company designee, as applicable), and will become irrevocable effective as of the Annual Election Deadline. Any Annual Award granted to an Outside Director who has failed to make such Option Annual Election timely in accordance with the terms of this Section will be granted in the form of Restricted Stock Units.
4.3.2
Election of Options for Retainer Election. Any Outside Director who has both an Option Annual Election and a Retainer Election in effect with respect to a given Fiscal Year will receive any Retainer Award granted pursuant to Section 3.1 for such Fiscal Year in the form of a Nonstatutory Stock Option (a “Retainer Option”), instead of in the form of fully vested Restricted Stock Units. The number of Shares subject to any such Retainer Option will be such number of Shares, based on the Retainer Stock Price, that would result in the Value of the Retainer Option being equal to the amount of the Cash Retainer that otherwise would be paid to such Outside Director for Board services provided by such Outside Director during the Fiscal Quarter completed immediately prior to such grant (with the number of Shares subject to such Retainer Option, if any fractional Share would result, rounded down to the nearest whole Share).

4.4
Additional Terms of Awards.

4.4.1
The per Share exercise price of each Initial Award and Annual Award granted in the form of a Nonstatutory Stock Option and Retainer Option will be equal to one hundred percent (100%) of the Fair Market Value on such Award’s grant date, and the maximum term to expiration of such Award will be ten (10) years, subject to earlier termination as provided in the Plan (or termination of service as provided in the applicable Award Agreement). Any such Initial Award or Annual Award that is a Nonstatutory Stock Option will be scheduled to vest and become exercisable in accordance with the schedule set forth in Section 4.2 or 4.3, respectively, in each case subject to the Outside Director remaining a Service Provider through the applicable vesting date. Any Retainer Option will be fully vested and exercisable upon grant.

4.4.2
Each Initial Award, Annual Award, and Retainer Option will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee (as defined below), as applicable, for use thereunder.
4.4.3
The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of Awards to be granted in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.

5.
Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards that were granted to him or her while an Outside Director, as of immediately prior to the Change in Control, including any Policy Award, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.

6.
Annual Compensation Limit. No Outside Director may be granted, in any Fiscal Year, Awards with values (based on their grant date fair value determined in accordance with U.S. Generally Accepted Accounting Principles), and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Closing Date, will be excluded for purposes of this Section 6.

7.
Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.

8.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock that may be delivered pursuant to Policy Awards and/or the number, class, and price of shares of stock covered by each outstanding Policy Award.

9.
Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

10.
Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

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